UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 24, 2009
Date of Report (Date of earliest event reported)

EPL INTERMEDIATE, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-115644	13-4092105

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

3535 Harbor Blvd. Suite 100 Costa Mesa, California	92626

(Address of principal executive offices)	(Zip Code)

(714) 599-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01.  Entry into a Material Definitive Agreement and
Item 1.02. Termination of a Material Definitive Agreement.

El Pollo Loco, Inc. (“EPL”), wholly owned subsidiary of EPL Intermediate, Inc. (the “Company”), entered into an Asset Purchase Agreement dated September 24, 2009, with Fiesta Brands, Inc.  Pursuant to the Agreement, on September 24, 2009, EPL purchased four El Pollo Loco® restaurants located in the Atlanta, Georgia area previously owned and operated by Fiesta Brands, and related assets.  EPL also purchased furniture, fixtures and equipment of five other El Pollo Loco® restaurants previously operated by Fiesta Brands, and assumed various operating contracts, including the leases, relating to the four purchased restaurants.  The purchase price for the restaurants and assets was $1,720,000.  EPL will continue to operate the four purchased restaurants.

EPL entered into a Development Agreement with Fiesta Brands on August 10, 2006. This development agreement gave Fiesta Brands the right to develop 25 restaurants, with an option for 25 additional restaurants, in Atlanta, Georgia and surrounding counties.  Pursuant to a Termination of Franchise Rights and Mutual Release dated September 24, 2009 between EPL and Fiesta Brands, the parties terminated all of their respective rights and obligations under the Development Agreement and various franchise agreements relating to a total of 9 El Pollo Loco® restaurants opened by Fiesta Brands pursuant to the Development Agreement.

Fiesta Brands, Inc. is principally indirectly owned by Trimaran Capital, LLC and certain of its affiliates that are members of Trimaran Pollo Partners, LLC (the “LLC”), and FS Equity Partners V, LP and FS Affiliates V, LP, which are also members of the LLC.  Trimaran Capital, LLC is the managing member of the LLC.  The LLC is the indirect 99% shareholder of the Company.  EPL and Company directors Andrew Heyer and Dean Kehler are owners of Trimaran Capital, LLC, and director John Roth is an affiliate of FS Equity Partners V, LP and FS Affiliates V, LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPL INTERMEDIATE, INC.

Dated: October 9, 2009	By:	/s/ Jerry Lovejoy
Jerry Lovejoy,
Senior Vice President